UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 20, 2003

                                  NUTEK, INC.
              (Exact name of Registrant as specified in charter)


           Nevada                         0-29087           87-0374623
    (State or other jurisdiction        (Commission       (I.R.S. Employer
       of incorporation)               File Number)      Identification)

         6330 McLeod Drive, Suite 1, Las Vegas, NV             89120
        (Address of principal executive offices)             (Zip Code)

     Registrant's telephone number, including area code:   (702) 262-2061

ITEM 5. OTHER ITEMS

On October 20, 2003, Nutek, Inc. (the "Company") issued a press release announcing that the Company would be placing the patented TekPlate product and various related licenses, marketing agreements, etc., into a subsidiary corporation that will be spun off from the parent Nutek as a wholly owned subsidiary and has declared a stock dividend in that company. The dividend will take the form of a dividend certificate representing common stock, which will be distributed to the Company's beneficial stockholders of record as of the record date.

The stock dividend will be distributed to owners of the Company's common stock as of the record date in a ratio of one share of dividend stock in the subsidiary to be spun off, for every 300 shares of common stock owned in Nutek Inc. A copy of the press release of the Company dated October 20, 2003 is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Certificates for the dividend stock will specify the name of the beneficial owner of such shares and will be mailed directly to such beneficial owner soon after the record date. If a stockholder is already a record owner of the Company holding certificates issued in their name, they do not need to take any further action, as a stock certificate for the dividend will be mailed to them. However, if a stockholder does not yet hold their shares in the Company in certificate form but hold them in street name with a broker, to ensure prompt receipt of such dividend such a stockholder should immediately obtain from their broker a physical certificate representing their shares of common stock of the Company.

All  such  requests should be  made  by  stockholders  in  writing.  To  assist stockholders in this regard, a sample stockholder letter requesting certification of their position has been posted on the Company's web site (www.nutk.com), a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 7.     Exhibits.

99.1        Press Release of the Company, dated October 20, 2003.

99.2        Form of Stockholder Letter to Broker.

99.3        Notification of Dividend to NASD.


SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 20, 2003

                              NUTEK, INC.


                              By:
                              /s/ Murray N. Conradie
                              -------------------
                              Murray N. Conradie, President


                                INDEX TO EXHIBITS

Exhibit No.    Description                                            Page
-----------    -----------                                            ----

99.1           Press Release of the Company, dated October 20, 2003.	5

99.2           Form of Stockholder Letter to Broker.              	7

99.3           Notification of Dividend to NASD.                  	9